Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2013, except for the third paragraph of Note 15, as to which date is May 1, 2013, in the Registration Statement (Form S-1) and related Prospectus of Tonix Pharmaceuticals Holding Corp. for the registration of units consisting of shares of common stock and warrants to purchase shares of common stock.

/s/ EISNERAMPER LLP

New York, New York
May 10, 2013